UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 000-32473

(Check One):

         [ ] Form 10-K [_] Form 20-F [_] Form 11-K [X] Form 10-Q [_] Form N-SAR

                      For Period Ended: September 30, 2004

                      [_]  Transition Report on Form 10-K
                      [_]  Transition Report on Form 20-F
                      [_]  Transition Report on Form 11-K
                      [_]  Transition Report on Form 10-Q
                      [_]  Transition Report on Form N-SAR

                        For the Transition Period Ended:

Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

Full name of registrant:  Brands Shopping Network, Inc.
--------------------------------------------------------------------------------


Former name if applicable: N/A.
--------------------------------------------------------------------------------


Address of principal executive office (Street and number): 13431 Beach Ave.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
City, state and zip code:  Marina del Rey, CA 90292


PART II -- RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[_]   (a) The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_]   (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
has been attached if applicable.


PART III -- NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

       The Company is in the process of completing its required review of the financial statements for this period. We expect to file the required report within the allotted extension.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Ian Valentine                     (310)              821-5200
         -------------                     ---------------------------
              Name                         (Area code) Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [] Yes [X] No[_]

                          Brands Shopping Network, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2004        By:  /s/  Ian Valentine
                                 -----------------------
                                 Ian Valentine
                                 Chief Executive Officer